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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ______________
                                   SCHEDULE TO
                                 (RULE 14D-100)
            TENDER OFFER STATEMENT UNDER SECTION 14(D)(1) OR 13(E)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 1)

                          MEDSOURCE TECHNOLOGIES, INC.
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                       (Name of Subject Company (Issuer))

                          MEDSOURCE TECHNOLOGIES, INC.
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Names of Filing Persons (Identifying Status as Offeror, Issuer or Other Person)

                                    58505Y103
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                      (CUSIP Number of Class of Securities)

                               RICHARD J. EFFRESS
                       CHAIRMAN OF THE BOARD OF DIRECTORS
                          AND CHIEF EXECUTIVE OFFICER
                          MEDSOURCE TECHNOLOGIES, INC.
                          110 CHESHIRE LANE, SUITE 100
                              MINNEAPOLIS, MN 55305
                            TELEPHONE: (952) 807-1234
                           TELECOPIER: (952) 807-1235
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                 (Name, Address and Telephone Numbers of Person
  Authorized to Receive Notices and Communications on Behalf of Filing Persons)

                                    Copy to:
                                EDWARD R. MANDELL
                      JENKENS & GILCHRIST PARKER CHAPIN LLP
                              405 LEXINGTON AVENUE
                               NEW YORK, NY 10174
                            TELEPHONE: (212) 704-6000
                           TELECOPIER: (212) 704-6288

[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    Amount Previously Paid: Not applicable.       Filing party: Not applicable.

    Form or Registration No.: Not applicable.     Date filed: Not applicable.

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[ ] third party tender offer subject to Rule 14d-1. |X|
[X] issuer tender offer subject to Rule 13e-4.
[ ] going-private transaction subject to Rule 13e-3.
[ [ amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer. [ ]
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


         This Amendment No. 1 amends and supplements the Tender Offer Statement on Schedule TO filed by MedSource Technologies, Inc., a Delaware corporation, on May 8, 2003 (the "Original Filing").

Item 8.  Interest in Securities of the Subject Company.

         Item 8(a) of the Original Filing is hereby amended by replacing the same with the following:

         (a) The information set forth in the Offer to Exchange under Section 10 ("Interests of Directors and Officers; Transactions and Arrangements about the Options") is incorporated herein by reference.

Item 12. Exhibits.

         Item 12(a) of the Original Filing is hereby amended by replacing the same with the following:

         (a) (1) Offer to Exchange, dated May 8, 2003, as amended and restated on May 19, 2003.

             (2) Form of Letter to Eligible Option Holders.

             (3) Election Form.

             (4) MedSource Technologies, Inc. Annual Report on Form 10-K for its fiscal year ended June 30, 2002, filed with the Securities and Exchange Commission on September 17, 2002 and incorporated herein by reference.

             (5) MedSource Technologies, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended March 30, 2003, filed with the Securities and Exchange Commission on May 14, 2003 and incorporated herein by reference.

             (6) Form of written confirmation to option holders electing to participate in the Offer to Exchange.

             (7) Form of letter to Option Holders with respect to amendments to the Offer to Exchange and Election Form.


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


                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

Dated:   May 19, 2003

                                            MEDSOURCE TECHNOLOGIES, INC.


                                            By: /s/ Richard J. Effress
                                                ----------------------
                                                Name:  Richard J. Effress
                                                Title: Chief Executive Officer






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

                                INDEX TO EXHIBITS

Exhibit
Number         Description
------         -----------

(a)(1) Offer to Exchange, dated May 8, 2003, as amended and restated on May 19, 2003.

(a)(2)         Form of Letter to Eligible Option Holders.*

(a)(3)         Election Form.

(a)(4) MedSource Technologies, Inc. Annual Report on Form 10-K for its fiscal year ended June 30, 2002, filed with the Securities and Exchange Commission on September 17, 2002 and incorporated herein by reference.

(a)(5) MedSource Technologies, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended March 30, 2003, filed with the Securities and Exchange Commission on May 14,
               2003 and incorporated herein by reference.

(a)(6) Form of written confirmation to option holders electing to participate in the Offer to Exchange.

(a)(7) Form of letter to Option Holders with respect to amendments to the Offer to Exchange and Election Form.

(d)(1)         MedSource Technologies, Inc. 1999 Stock Plan. Filed as
               Exhibit 10.11 to the registrant's Registration Statement on Form S-1, filed with the Securities and Exchange Commission on March 27, 2002 and incorporated herein by reference.

(d)(2) Form of New Option Contract with employees pursuant to the MedSource Technologies, Inc. 1999 Stock Plan.*

(d)(3) Form of New Option Contract with non-employee directors pursuant to the MedSource Technologies, Inc. 1999 Stock Plan.*

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*  Previously filed as an exhibit to the Original Filing.



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